4390 Davisville Road, Hatboro, PA 19040 Phone (215) 283-2900 Fax (215) 775-1401

NEWS RELEASE

For Immediate Release

Date:        October 31, 2014
Contact:    Thomas M. Petro
Chief Executive Officer
Phone:     (215) 775-1400

FOX CHASE BANCORP, INC. ANNOUNCES NEW BOARD MEMBER
HATBORO, PA, October 31, 2014 - Fox Chase Bancorp, Inc. (Nasdaq: FXCB), holding company for Fox Chase Bank, announced today that Donald R. Caldwell has been elected to the boards of directors of the Company and the Bank.  “We are delighted to welcome Don Caldwell to serve on the Fox Chase Bancorp and Fox Chase Bank boards of directors.  He brings a wealth of venture capital experience in the technology arena, broad business management experience and investment expertise,” said Thomas M. Petro, President and Chief Executive Officer of the Company.

Mr. Caldwell is the founder, Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, a leading venture capital firm with over $500 million under management that invests in early to mid-stage technology companies focusing on Enterprise Software, SaaS, IT Services, Telecommunications and Financial Services.  In addition to serving as a director of several of the firm’s portfolio companies, he also serves as a board member of Quaker Chemical Corporation (NYSE) and the Pennsylvania Academy of the Fine Arts.

Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a Pennsylvania state-chartered savings bank originally established in 1867. The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and nine branch offices in Bucks, Montgomery, Chester and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.